Exhibit 4.1
Execution version

DATE _27_ MARCH 2018

GLAXOSMITHKLINE PLC
and
SETFIRST LIMITED
and
NOVARTIS AG
and
NOVARTIS HOLDING AG
and
NOVARTIS FINANCE CORPORATION
and
GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

____________________________________________________________________________

PUT OPTION IMPLEMENTATION AGREEMENT
relating to GlaxoSmithKline Consumer Healthcare Holdings Limited
 ____________________________________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(SRN/DRJ/JODW)
551534464

CONTENTS
1.	DEFINITIONS AND INTERPRETATION	5
2.	AGREEMENT	13
3.	CONDITIONS TO COMPLETION	14
4.	OBLIGATIONS IN RESPECT OF CONDITIONS TO COMPLETION	14
5.	CONDUCT BEFORE COMPLETION	20
6.	APPROVALS AND CONSENTS	23
7.	TIMING OF COMPLETION	25
8.	CANCELLATION AND PAYMENT OF CONSIDERATION AMOUNT	25
9.	TRUE-UP FOLLOWING COMPLETION	28
10.	WARRANTIES AND INDEMNITIES	29
11.	GUARANTEE	31
12.	OBLIGATIONS FOLLOWING COMPLETION	33
13.	BREAK FEE	34
14.	TERMINATION	36
15.	PAYMENTS	37
16.	TAXATION	38
17.	ANNOUNCEMENTS	39
18.	CONFIDENTIALITY	40
19.	EFFECT OF COMPLETION	41
20.	EFFECT OF DEED OF ADHERENCE	42
21.	SHAREHOLDER UNDERTAKINGS	42
22.	REMEDIES AND WAIVERS	42
23.	ASSIGNMENT	43
24.	VARIATION	43

25.	FURTHER ASSURANCE	44
26.	ENTIRE AGREEMENT	44
27.	NOTICES	44
28.	COSTS AND EXPENSES	46
29.	INVALIDITY	46
30.	CONFLICT WITH ARTICLES OF ASSOCIATION	46
31.	COUNTERPARTS	46
32.	THIRD PARTY RIGHTS	47
33.	NO PARTNERSHIP	47
34.	GOVERNING LAW	47
35.	JURISDICTION	47
36.	LANGUAGE	47
37.	AGENT FOR SERVICE	48
SCHEDULE 1 FORM OF DEED OF ADHERENCE		49
SCHEDULE 2 FORM OF RESIGNATION AND RELEASE LETTER		51

This AGREEMENT is entered into on _27_ March 2018
BETWEEN:
(1)	GLAXOSMITHKLINE PLC, a company registered in England under number 03888792 and whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”);
(2)
SETFIRST LIMITED, a company registered in England under number 2332323 and whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS (the “GSK Shareholder” and provided that any person to whom A Shares are transferred by the GSK Shareholder pursuant to Clause 6.4 shall also be a GSK Shareholder);

(3)
NOVARTIS AG, a share corporation (Aktiengesellschaft) registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland under number CHE-103.867.266 and whose registered office is at Basel Switzerland and whose address is Lichstrasse 35, 4056 Basel (“Novartis”);

(4)
NOVARTIS HOLDING AG, a company limited by shares (Aktiengesellschaft) registered in the Commercial Register of Basel-Stadt, Switzerland under number CHE-103.959.690 whose registered office is at Lichstrasse 35, 4056 Basel (the “First Novartis Shareholder”);

(5)
NOVARTIS FINANCE CORPORATION, a company incorporated under the laws of New York with an office at 230 Park Avenue, New York, NY 10169 (the “Second Novartis Shareholder” and, together with the First Novartis Shareholder, the “Novartis Shareholders”); and

(6)
GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED, a company registered in England under number 08998608 and whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS (the “Company”),

each, a “party” and together, the “parties”.
WHEREAS:
1.	On 2 March 2015, GSK, the GSK Shareholder, Novartis, the Novartis Shareholders and the Company entered into the Shareholders’ Agreement (as defined below).
2.
Pursuant to the terms of the Shareholders’ Agreement, the Novartis Shareholders may, from 2 March 2018 to 2 March 2035 (other than in certain restricted periods), serve notice to require the GSK Shareholder to purchase the B Shares (as defined below) (or specified tranches of them) from the Novartis Shareholders at the fully distributed public trading equity value of such B Shares (as determined in accordance with the provisions of the Shareholders’ Agreement).

3.
Novartis and the Novartis Shareholders wish to exit their investment in the Company and, accordingly, have agreed with GSK that this should take place at an agreed value having regard to the pricing methodology contained in the Shareholders’ Agreement.

4.
GSK, the GSK Shareholder, Novartis and the Novartis Shareholders have given their approval (for the purposes of the Shareholders’ Agreement and for any other purpose) to the Company entering into this Agreement and have acknowledged that the Company’s entry into this Agreement has been duly authorised by the Board (as defined below).

5.
The parties now therefore wish to enter into this Agreement to set out their agreement in relation to various matters relating to the Company, including the reduction and cancellation of the B Shares and the payments of the amounts specified herein by the Company to the Novartis Shareholders.

IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement:
“A Director”	has the meaning given in the Shareholders’ Agreement;
“A Shares”	has the meaning given in the Shareholders’ Agreement;
“Accounting Policies”	has the meaning given in the Shareholders’ Agreement;
“Affiliate”
means, with respect to any person, any other person that (directly or indirectly) Controls, is Controlled by or is under common Control with such person, and “Affiliates” shall be interpreted accordingly;

“Agreed Form”
in relation to any document means that document in a form agreed by the parties and initialled or otherwise confirmed for the purposes of identification by or on behalf of each party (including by its counsel);

“Applicable Law”
means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any governmental or regulatory authority, or any judicial or administrative interpretation thereof, including, for the avoidance of doubt, any rules issued by the FCA and the rules of any stock exchange;

“B Director”	has the meaning given in the Shareholders’ Agreement;
“B Shares”	has the meaning given in the Shareholders’ Agreement;
“Base Cash Amount”	has the meaning given in the Shareholders’ Agreement;
“Board”	has the meaning given in the Shareholders’ Agreement;
“Borrowings”	has the meaning given in the Shareholders’ Agreement;

“CA 2006”	means the Companies Act 2006;
“Cancellation”	means the reduction of the capital of the Company by way of cancellation of the B Shares in accordance with the procedure set out under section 641(1)(a) of the CA 2006;
“Cancellation Solvency Statement”	means the solvency statement to be given by each of the directors of the Company at the time of such statement in connection with the Cancellation in accordance with section 643 of the CA 2006;
“Cancellation Statement of Capital”	means the statement of capital to be delivered by the Company to the Registrar in connection with the Cancellation in accordance with section 644(1)(b) of the CA 2006;
“Cancellation Statement of Compliance”	means the statement of compliance to be delivered by the Company to the Registrar in connection with the Cancellation in accordance with section 644(5) of the CA 2006;
“Cancellation Written Resolution”	means the special written shareholder resolution of the Company approving the Cancellation in accordance with section 641(1)(a) of the CA 2006;
“Cash Shortfall True-up Amount”	has the meaning given in Clause 9.3(B);
“Completion”	means closing of the Put Option Transaction in accordance with the terms of this Agreement;
“Completion Balance Sheet”	has the meaning given in Clause 9.1;
“Completion Business Day”
means a day which is not a Saturday, a Sunday or public holiday in the canton of Basel Stadt (Switzerland), in the canton of Zürich (Switzerland), in Luxembourg City (Luxembourg), in New York (US) or in London (United Kingdom);

“Completion Date”	has the meaning given in Clause 7;
“Conditions”	has the meaning given in Clause 3.1;
“Connected Persons”	has the meaning given in the Shareholders’ Agreement;
“Consideration Amount”	means an amount equal to USD13,000,000,000;
“Control”	means, in relation to a person, the ability of another person to ensure that the activities and business of the first mentioned person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have Control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up (and “Controller”, “Controlled” and “Controlling” shall be construed accordingly);

“Deed of Adherence”	means a deed of adherence to this Agreement in the form set out in Schedule 1;
“Default Rate”	means one per cent. above USD LIBOR per annum, accruing daily;
“Directors”	has the meaning given in the Shareholders’ Agreement;
“Excess Cash True-up Amount”	has the meaning given in Clause 9.3(A);
“FCA”	means the Financial Conduct Authority;
“FSMA”	means the Financial Services and Markets Act 2000;
“GBP”	means pounds sterling;
“Governmental Authority”
means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange;

“Governmental Order”	means any order, writ, judgment, injunction, decree, ruling or determination of or obtained by a Governmental Authority;
“Group”	means a person and that person’s Affiliates from time to time;
“Group Transferee”	has the meaning given in the Shareholders’ Agreement;
“GSK Articles of Association”	means the articles of association of GSK in force and effect from time to time;

“GSK Break Fee”	means an amount equal to USD200,000,000, as may be adjusted pursuant to Clause 13.7;
“GSK Break Fee Refund”	has the meaning given in Clause 8.4(A);
“GSK D&O Policy”	has the meaning given in the Shareholders’ Agreement;
“GSK Directors”	means the directors of GSK from time to time;
“GSK Members”	means the holders of ordinary shares in the capital of GSK from time to time;
“GSK Recommendation”	has the meaning given in Clause 4.11(A);
“GSK Shareholder Approval Condition”	means the condition set out in Clause 3.1(A);
“GSK Shareholder Circular”
means the circular to be prepared by GSK and approved by the UKLA in connection with the Put Option Transaction (and including the GSK Shareholder Resolution) under and in accordance with the Listing Rules, including a notice convening a GSK Shareholder Meeting;

“GSK Shareholder Loan”	has the meaning given in the Shareholders’ Agreement;
“GSK Shareholder Meeting”	has the meaning given in Clause 3.1(A);
“GSK Shareholder Resolution”	has the meaning given in Clause 3.1(A);
“GSK Sponsor”	means the person or persons acting as sponsor (as defined in the Listing Rules) in relation to the GSK Shareholder Circular;
“GSK Transaction Announcement”
means the announcement to be made by GSK in relation to the Put Option Transaction and this Agreement substantially in the Agreed Form (provided that only the parts of GSK’s announcement relating to the Put Option Transaction and this Agreement are required to be in the Agreed Form);

“GSK Transferee”	has the meaning given in Clause 6.4;
“GSK Transferor”	has the meaning given in Clause 6.4;
“Guaranteed Party”	has the meaning given in Clause 11.1(A) and 11.1(B);
“Guarantor”	has the meaning given in Clause 11.1;

“Half-Yearly Accounting Period”	has the meaning given in the Shareholders’ Agreement;
“Interest Rate”	means 0.20% per cent. above USD LIBOR per annum, accruing daily;
“Joint Shareholder Loan”	has the meaning given in the Shareholders’ Agreement;
“Key Objectives”	has the meaning given in Clause 4.3;
“Listing Rules”	means the listing rules made by the FCA under section 73A of FSMA;
“Negative Condition”	has the meaning given to it in Clause 3.1(B);
“Novartis Percentage”	means the aggregate of the Percentage Interests of the Novartis Shareholders immediately prior to Completion;
“Novartis Transaction Announcement”	means the announcement to be made by Novartis in substantially the Agreed Form;
“Percentage Interests”	has the meaning given in the Shareholders’ Agreement;
“Preparatory Capital Step”	means:
(A)
 any capitalisation of any account or reserve (whether statutory or non-statutory) of the Company, including any issuance of deferred shares to a member of GSK’s Group in connection with any such capitalisation; and

	(B)	any reduction of any part of the share capital or any reducible reserve or account of the Company,

that is, in either case, proposed by the Company or GSK to be carried out (i) prior to or contemporaneously with the Cancellation, and (ii) in connection with and in order to facilitate and/or support the Cancellation and the payments to be made hereunder in respect thereof by the Company to the Novartis Shareholders;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;
“Put Option Transaction”	means the transaction being implemented under this Agreement;

“Readily Available Cash”	has the meaning given in the Shareholders’ Agreement (including as amended by paragraph 1.2 of the letter agreement entered into between the parties on 23 June 2016);
“Registrar”	means the registrar of companies in England and Wales;
“Relevant Tax Deduction”	has the meaning given in Clause 16.2;
“Representatives”
means, in relation to any party, any of its and/or any other member of its Group’s directors, officers, employees, agents, representatives, bankers, auditors, accountants, financial advisers, legal advisers and any other professional advisers;

“Reserved Matter”	has the meaning given in the Shareholders’ Agreement;
“Resignation and Release Letter”	means a deed of resignation and release in the form set out in Schedule 2 to be provided by each of the B Directors to the Company in accordance with Clause 5.7(B);
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Shareholder Loan”
has the meaning given in the Shareholders’ Agreement (and for the avoidance of doubt, any loan or other financing obtained by the Company from any member of GSK’s Group in connection with this Agreement shall not be a Shareholder Loan);

“Shareholders”	means the GSK Shareholder(s) and the Novartis Shareholders;
“Shareholders’ Agreement”
means the shareholders’ agreement in relation to the Company, between GSK, the GSK Shareholder, Novartis, the Novartis Shareholders and the Company entered into on 2 March 2015, as amended pursuant to letter agreements dated 30 June 2015, 13 August 2015 and 23 June 2016;

“Shares”	has the meaning given in the Shareholders’ Agreement;
“Tax”, “Taxes” or “Taxation”	has the meaning given in the Shareholders’ Agreement;
“Tax Authority”	has the meaning given in the Shareholders’ Agreement;
“Third Party”	has the meaning given in the Shareholders’ Agreement;

“Third Party Beneficiary”	has the meaning given in Clause 32.1;
“Third Party Rights Provisions”	has the meaning given in Clause 32.1;
“UK Business Day”	means a day which is not a Saturday, a Sunday or public holiday in London (United Kingdom);
“UKLA”	means the FCA acting in its capacity as the competent authority under FSMA;
“Unconditional Date”	has the meaning given in Clause 7;
“USD”	means US Dollars;
“USD LIBOR”
means the overnight London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD and displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

“VAT”	means:
	(A)	any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);
	(B)	to the extent not included in paragraph (A) above, any value added tax imposed by VATA 1994 and legislation and regulations supplemental thereto; and
(C)
any other Tax of a similar nature to the Taxes referred to in paragraph (A) or paragraph (B) above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (A) or paragraph (B) above or imposed elsewhere;

“VATA 1994”	means the Value Added Tax Act 1994;
“Wholly-Owned Group”	has the meaning given in the Shareholders’ Agreement; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a UK Business Day in the relevant place.

1.2	In construing this Agreement, unless otherwise specified:
(A)	references to clauses and schedules are to clauses of, and schedules to, this Agreement;
(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;
(C)
references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	“body corporate” shall have the meaning given in section 1173 of the Companies Act 2006;
(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;
(F)	any reference to a “day” (including within the phrase “UK Business Day” or “Completion Business Day”) shall mean a period of 24 hours running from midnight to midnight;
(G)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;
(H)
references to “indemnify” any person against any circumstance shall include indemnifying and keeping it or him harmless from all actions, claims and proceedings from time to time made against it or him and all loss, damage, payments, costs or expenses suffered, made or incurred by it or him as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this agreement shall be deemed to have been given on an after-Tax basis;

(I)
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement or that other document) at any time;

(J)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;
(K)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;
(L)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(M)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.
1.3
The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

1.4
Any indemnity being given on an “after-Tax basis” means that the amount payable pursuant to the indemnity (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(A)	any Tax required to be deducted or withheld from the Payment;

(B)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of that person; and

(C)
the amount and timing of any Tax benefit which is obtained, by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the indemnity payment or the receipt of the Payment, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the indemnity payment had not occurred (or, in the case of a Payment arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the indemnity payment not occurred), provided that (i) the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person and (ii) if any party to this Agreement shall have assigned or novated the benefit of this Agreement in whole or in part or, after the date of this Agreement, have changed its Tax residence or the permanent establishment to which the rights under this Agreement are allocated then no Payment to that party shall be increased by reason of the operation of paragraphs (A) to (C) above to any greater extent than would have been the case had no such change taken place.
2.	AGREEMENT
2.1	The parties agree that:
(A)	at Completion, the Company shall carry out the Cancellation; and

(B)	following the Cancellation taking effect in accordance with Applicable Law, the Company shall pay to the Novartis Shareholders the Consideration Amount in accordance with Clauses 8.3 and 8.4, subject to and in accordance with the terms of this Agreement.
2.2
The parties agree that, by mutual agreement, the exit by Novartis and the Novartis Shareholders from their investment in the Company may be implemented by a transfer of the B Shares from the Novartis Shareholders to the GSK Shareholder(s) but otherwise on the terms and subject to the conditions of this Agreement.

3.	CONDITIONS TO COMPLETION
3.1	Completion under this Agreement is in all respects conditional upon satisfaction or, where applicable, waiver of the following conditions:
(A)
the passing at a duly convened and held general meeting of the GSK Members (the “GSK Shareholder Meeting”) of an ordinary resolution to approve the Put Option Transaction to be implemented pursuant to this Agreement for the purposes of Chapter 11 of the Listing Rules in accordance with the requirements of the Listing Rules, the GSK Articles of Association and all other Applicable Law (the “GSK Shareholder Resolution”) (this condition being the “GSK Shareholder Approval Condition”); and

(B)
there not being any Governmental Order in effect (whether temporary, preliminary or permanent) issued by a Governmental Authority of competent jurisdiction that has the effect of making the Put Option Transaction illegal or otherwise restraining or prohibiting the consummation of it (this condition being the “Negative Condition”), the matters described this Clause 3.1 being the “Conditions”.
3.2	Each of the Conditions shall only be waivable with the consent of each of GSK and Novartis.
3.3	Each party confirms that, as at the date hereof, it is not aware of:
(A)	any approval or consent that is required to be obtained or any other action needing to be taken in order to satisfy the Negative Condition; or
(B)
subject to the satisfaction of the GSK Shareholder Approval Condition, any antitrust, legal, regulatory or Third Party approvals or consents as are mandatorily required by Applicable Law to be obtained in respect of the Put Option Transaction prior to Completion.

4.	OBLIGATIONS IN RESPECT OF CONDITIONS TO COMPLETION
4.1	Subject to Clause 4.12, GSK shall use reasonable endeavours to:

(A)	publish (or procure the publishing of) the GSK Shareholder Circular (together with the relevant forms of proxy) in accordance with (as to both issuance and content) Applicable Law;
(B)
following the publication of the GSK Shareholder Circular and without prejudice to the other provisions of this Clause 4.1 and Clauses 4.2 to 4.4 (inclusive), publish (or procure the publishing of) any supplementary circular to the GSK Shareholder Circular (or any other amended, supplemental or supplemented material, document, announcement or notice to, or following the publishing of, the GSK Shareholder Circular) as is required to be published by GSK in connection with the Put Option Transaction and this Agreement under and in accordance with the Listing Rules or other Applicable Law (and, for the avoidance of doubt, unless so required by the Listing Rules or other Applicable Law, GSK shall not, subject always to Clause 4.12, seek to revise, alter, supplement or modify the GSK Shareholder Circular following its initial publication without Novartis’s written consent (such consent not to be unreasonably withheld or delayed)); and

(C)	fulfil (or procure the fulfilment of) the GSK Shareholder Approval Condition, in each case, as soon as reasonably practicable having regard to the Key Objectives and with the further objective of achieving a Completion Date of 1 June 2018.
4.2	Subject to Clause 4.12, GSK shall:
(A)	prior to the GSK Shareholder Meeting and subject to Applicable Law, keep Novartis informed, on a regular basis, of the number of proxy votes received in respect of the GSK Shareholder Resolution;
(B)
in accordance with Applicable Law and regulation and the GSK Articles of Association, (i) hold (subject to any adjournment (any such adjournment being subject to the provisions of Clause 4.2(F)) such GSK Shareholder Meeting at the time and date specified in the GSK Shareholder Circular, and (ii) propose and hold a vote upon the GSK Shareholder Resolution (such resolution to be voted on by way of a poll) on such date;

(C)	not amend the GSK Shareholder Resolution other than with the prior written consent of Novartis (not to be unreasonably withheld);
(D)	permit a reasonable number of Novartis’s advisers and representatives to attend the GSK Shareholder Meeting;
(E)	not propose any resolution that would result in the revocation or invalidity of the GSK Shareholder Resolution such that the Put Option Transaction cannot be implemented in accordance with its terms;
(F)
not adjourn the GSK Shareholder Meeting (or the vote on the GSK Shareholder Resolution) from the time and date specified in the GSK Shareholder Circular without the prior written consent of Novartis (not to be unreasonably withheld or delayed) unless, in the view of the GSK Directors (acting in good faith): (i) such adjournment is required by Applicable Law, (ii) it is not reasonably practicable to seek such consent because the adjournment is on account of a force majeure event or an emergency adjournment; (iii) such adjournment is reasonably necessary for the proper conduct of, or proper consideration of any matter at, the GSK Shareholder Meeting; or (iv) the motion to adjourn is only moved at the GSK Shareholder Meeting by GSK Shareholders (other than the GSK Directors);

(G)
if the GSK Shareholder Meeting is adjourned to another day than that for which it was originally convened, procure that it shall be adjourned for as short a period as is reasonably practicable and permissible; and

(H)	not induce or encourage any shareholder to seek to adjourn the GSK Shareholder Meeting.
4.3	For the purposes of Clause 4.1, the “Key Objectives” are the following:
(A)
that the GSK Shareholder Circular contains all information necessary for the GSK Members to make a properly informed decision as to whether or not to pass the GSK Shareholder Resolution, taking account of the matters, circumstances or requirements relevant to the Put Option Transaction and this Agreement or to the satisfaction of any of the Conditions; and

(B)
that the process of fulfilling the GSK Shareholder Approval Condition, including, for the avoidance of doubt, the publication of the GSK Shareholder Circular, shall be conducted so as to minimise, to the greatest extent possible, the risk of a supplementary circular to the GSK Shareholder Circular (or any other amended, supplemental or supplemented material, document, announcement or notice to, or following the publishing of, the GSK Shareholder Circular) being required to be published by GSK under the Listing Rules or otherwise.

4.4
The Key Objectives shall be solely for the GSK Directors to assess and deliver, acting in good faith after consultation with outside counsel and the GSK Sponsor(s).  As at the date of this Agreement, and subject to Novartis’s compliance with Clause 4.7, GSK’s good faith expectation is that the Key Objectives are likely to be sufficiently advanced to enable it to submit a substantially complete first draft of the GSK Shareholder Circular to the UKLA for review in the timeframe stated in Clause 4.8 and that it would, in the ordinary course thereafter, therefore expect to be in a position to publish or procure the publishing of the GSK Shareholder Circular as soon as reasonably practicable following completion of the UKLA review process and the formal approval by the UKLA of the GSK Shareholder Circular, provided that:

(A)	the matters, circumstances or requirements relevant to the Put Option Transaction, and/or to the satisfaction of any of the Conditions have, in each case, been finalised; or
(B)
to the extent that any such matters, facts and/or circumstances referred to in Clause 4.4(A) have not been finalised, any remaining uncertainty in respect of them is not material, and such remaining uncertainty and the range of possible outcomes in relation to such matters, facts and/or circumstances are capable of full and fair disclosure in the GSK Shareholder Circular in a way that meets the Key Objectives, and, without prejudice to the generality of Clauses 4.5 and 4.9, GSK shall keep Novartis informed and consult with Novartis in relation to its assessment of the matters specified in (A) and (B) above.
4.5
GSK shall keep Novartis informed on an on-going basis of anticipated timings in relation to the publishing of the GSK Shareholder Circular and of the satisfaction of the GSK Shareholder Approval Condition.

4.6
GSK shall take all reasonable steps as are required in connection with the preparation and approval by the UKLA of the GSK Shareholder Circular, with a view to having a near finalised draft of the GSK Shareholder Circular (subject to any such amendments as may be required to satisfy the Key Objectives and/or to reflect any other developments or changes in relation to the Put Option Transaction or any other matter) as soon as reasonably practicable following the date of this Agreement.

4.7
Novartis shall use reasonable endeavours to provide, either itself or through its Representatives, to GSK and/or its Representatives all such information, documentation, co-operation and assistance as GSK and/or any other member of its Group and/or any of its and/or their Representatives may reasonably request in connection with:

(A)	the preparation, approval by the UKLA and/or publishing of the GSK Shareholder Circular;
(B)
the preparation, approval by the UKLA and/or publishing of any supplementary circular to the GSK Shareholder Circular (or any other amended, supplemental or supplemented material, document, announcement or notice to, or following the publication of, the GSK Shareholder Circular) required to be published by GSK in connection with the transaction contemplated by this Agreement under and in accordance with the Listing Rules or otherwise;

(C)
any preparation, approval by the UKLA and/or publishing of any ancillary documents to those set out in Clauses 4.7(A) and 4.7(B), including, for the avoidance of doubt, any form of proxy in connection with the GSK Shareholder Resolution;

(D)	the convening of the GSK Shareholder Meeting for the purposes of passing the GSK Shareholder Resolution; and
(E)	any other matter in connection with the satisfaction of the GSK Shareholder Approval Condition, which information, documentation, co-operation and assistance shall include (without limitation) any information about Novartis and/or any other member of its Group reasonably required or necessary to be included in any public documents, announcements, statements and/or notices to be produced by GSK in connection with the GSK Shareholder Approval Condition under the Listing Rules or otherwise (including, for the avoidance of doubt, the GSK Shareholder Circular and/or any supplementary circular thereto (and/or any other amended, supplemental or supplemented material, document, announcement or notice thereto or following the publication thereof)).  Novartis further agrees that: (i) any information or documentation provided by it and/or any other member of its Group and/or any of its and/or their Representatives on its behalf pursuant to this Clause 4.7 shall be prepared in good faith and shall not be misleading in any material respect at the time of supply; and (ii) prior to publication of the GSK Shareholder Circular it will (reasonably promptly upon request by GSK) confirm to GSK whether any information or documentation within (i) continues not to be misleading in any material respect.
4.8
As at the date of this Agreement, it is GSK’s expectation that a submission of a substantially complete first draft of the GSK Shareholder Circular will be made to the UKLA within two UK Business Days after (but excluding) the date of this Agreement.  GSK will provide a copy of the submission draft to Novartis promptly following the date of this Agreement.

4.9	GSK shall and/or shall procure that its relevant professional advisers shall:
(A)	as soon as reasonably practicable following the date of this Agreement and prior to publishing the GSK Shareholder Circular:
(i)	give Novartis and its advisers a reasonable opportunity to review such GSK Shareholder Circular (or draft thereof); and
(ii)
give reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers in relation to the same within the timeframe specified by GSK and/or its professional advisers (acting reasonably when specifying such timeframe); and

(B)
prior to publishing any supplementary circular to the GSK Shareholder Circular (and/or any other draft amended, supplemental and/or supplemented material, document, announcement and/or notice thereto or following the publication thereof), to the extent reasonably practicable:

(i)	give Novartis and its advisers a reasonable opportunity to review the same; and
(ii)
give reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers in relation to the same within the timeframe specified by GSK and/or its professional advisers (acting reasonably when specifying such timeframe).

4.10
GSK shall provide Novartis and its advisers with any material written comments that GSK or its advisers may receive from time to time from the UKLA or its staff with respect to information contained in the GSK Shareholder Circular (or any ancillary or supplemental document thereto and/or any draft thereof) that (i) relates to or impacts upon the Put Option Transaction (or the timing thereof) or (ii) is information on or from Novartis and its Group.  GSK shall promptly consult with Novartis and its advisers prior to responding to any such comments and shall provide Novartis with copies of all written responses to such comments (or if oral responses, reasonable summaries thereof).  GSK and Novartis shall each use all reasonable endeavours to resolve, and each party agrees to consult and cooperate with the other party in resolving, all such comments as promptly as practicable after receipt thereof.

4.11
GSK confirms that its board of directors has by way of unanimous board resolution determined that this Agreement and the Put Option Transaction are in the best interests of GSK and the GSK Members as a whole.  GSK shall procure that:

(A)
the GSK Transaction Announcement shall include a statement of the GSK Directors’ intention to unanimously recommend that the GSK Members vote in favour of the GSK Shareholder Resolution at the GSK Shareholder Meeting when convened (the “GSK Recommendation”);

(B)	the GSK Directors shall give the GSK Recommendation in the GSK Shareholder Circular;
(C)
subject to Clause 4.12, the GSK Directors shall not adversely change, withdraw or qualify the GSK Recommendation (or, prior to publication of the GSK Shareholder Circular, their intention to provide such recommendation); and

(D)
the GSK Shareholder Circular shall contain a statement that the GSK Directors intend, in respect of any personal shareholding in GSK that any such director may have at the time of the vote on the GSK Shareholder Resolution, to vote in accordance with the GSK Recommendation, and provided that in the event that the GSK Directors shall at any time be minded to adversely change, withdraw or qualify the GSK Recommendation (or, prior to publication of the GSK Shareholder Circular, their intention to provide such recommendation), GSK shall promptly notify Novartis of the same and, in reasonable detail, of the facts, matters and circumstances underlying the same,
4.12
The obligations of GSK set out in Clauses 4.1, 4.2 and 4.11(A) to 4.11(D) (inclusive) are subject to the fiduciary duties (and any other duty to provide advice or recommendation to the GSK Shareholders) from time to time of the GSK Directors (as determined in good faith by the GSK Directors after consultation with external counsel).

4.13	For the purposes of Clauses 4.11(C) and 13.1(A), the GSK Directors shall be deemed not to have adversely changed, withdrawn or qualified:
(A)
the GSK Recommendation if, following the publishing of the GSK Shareholder Circular, GSK is required to produce a supplementary circular thereto (and/or any other amended, supplemental and/or supplemented material, document, announcement and/or notice thereto or following the publishing thereof); or

(B)
their intention to provide the GSK Recommendation if, prior to publishing of the GSK Shareholder Circular, GSK is required to make or issue any further announcement, statement or notice in relation to the Put Option Transaction, provided that in any such supplementary circular (or such amended, supplemental or supplemented material, document, announcement or notice thereto or following the publishing thereof) or, as the case may be, announcement, statement or notice, the GSK Directors re-affirm the GSK Recommendation or, as the case may be, their intention to provide the GSK Recommendation, in any such case, based on the matters, facts and circumstances as set out in any public announcements, statements or notices that have been and/or are made or given or in any documents that have been and/or are published, in any such case, by GSK in connection with the Put Option Transaction.
4.14
In relation to the Negative Condition, each party shall, and shall procure that each other relevant member of their respective Groups shall, co-operate with one another (acting reasonably) and take all such steps (which they are lawfully able to take) as are necessary in order to satisfy such Condition as soon as reasonably practicable following the date of this Agreement (save only where such step would have a material adverse effect on their respective Group).

5.	CONDUCT BEFORE COMPLETION
5.1
Subject to Clause 12.1, the Shareholders’ Agreement shall continue to have effect in accordance with its terms, save that, at all times prior to the termination of this Agreement (or as otherwise expressly modified or provided herein or as otherwise required to give effect to the terms of this Agreement):

(A)
the B Directors shall not be entitled to participate in any part of the proceedings of the Board or receive any materials made available to the Board relating to the operation or performance of this Agreement (including the Cancellation or any Preparatory Capital Step), or any claim or liability arising in connection with it, and the quorum and notice provisions of Clause 8 of the Shareholders’ Agreement shall apply on the basis that no notice is required to be given to the B Directors (and they shall not be necessary for any applicable quorum) in relation to such proceedings;

(B)
where any Shareholder transfers all (but not some only) of its Shares to any other Group Transferee in accordance with Clause 17 of the Shareholders’ Agreement, such Shareholder may only do so where the Group Transferee has first entered into a Deed of Adherence in respect of this Agreement in the form set out in Schedule 1 of this Agreement (which, for the avoidance of doubt, shall be in addition to such Group Transferee having entered into a Deed of Adherence in respect of the Shareholders’ Agreement, as provided in the Shareholders’ Agreement);

(C)
the provisions of Clauses 19, 20 and 22 and Schedule 3 of the Shareholders’ Agreement shall be disapplied until this Agreement is terminated, at which point such provisions shall have full force and effect in accordance with the terms of the Shareholders’ Agreement;

(D)
neither Novartis Shareholder shall be permitted to make a transfer of its B Shares under Clause 17 of the Shareholders’ Agreement after the earlier of (i) the Unconditional Date, (ii) the date on which the B Directors resign from the Board, or

(iii) the date that is 15 UK Business Days before any scheduled Completion Date.  Clause 5.1(B) shall apply in respect of any such transfer made prior to such dates.  Any transfer purported to be made in breach of this Clause 5.1(D) shall be void and of no effect; and

(E)
in the event that the Company requests any funding from the Shareholders in accordance with Clause 13.2 of the Shareholders’ Agreement, the Novartis Shareholders shall not participate in the provision of any Joint Shareholder Loan and any such funding need shall be met by a GSK Shareholder Loan only.

5.2
From the date of this Agreement until Completion, the Company shall continue to calculate and pay dividends to the Shareholders in accordance with its practice as at the date of this Agreement (including any interim dividends that the Company is accustomed to pay other than in respect of any Half-Yearly Accounting Period).  The Company currently expects the first interim dividend in respect of the 12 month period to 31 December 2018 to be paid on or around 30 April 2018.

5.3
From the date of this Agreement until Completion, the Company shall (and GSK shall procure that the Company shall) conduct its business in the ordinary course (including with respect to cash management) in accordance with the Shareholders’ Agreement, provided that this Clause 5.3 shall not prevent or restrict the Company from taking any step permitted or reasonably required by, or otherwise taken in connection with the transactions contemplated by, this Agreement.

5.4
The Company acknowledges and agrees that there are no Shareholder Loans outstanding as at the date of this Agreement.  As at the date of this Agreement, the parties do not expect that there will be any Shareholder Loans outstanding at Completion.

5.5
The Novartis Shareholders shall exercise their voting rights (and execute any written shareholder resolution) to approve, and take all other steps as are reasonably required and identified in the steps plan provided to Novartis under Clause 5.11(A) (or any later steps plan provided prior to ten UK Business Days before the Completion Date that Novartis and its advisers are given a reasonable opportunity to review and in relation to which GSK and its advisers have given reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers) to effect as soon as reasonably practicable, the Cancellation (as provided in Clause 8) and any Preparatory Capital Step, provided that any documentation pursuant to which (or relating to any meeting in which) the Novartis Shareholders are required to exercise their voting rights (or take any step reasonably required) pursuant to this Clause 5.5 is provided to the Novartis Shareholders no later than five UK Business Days prior to the earliest of (i) the date on which such voting rights are required to be exercised (or such step is reasonably required to be taken) and (ii) the Completion Date.

5.6	The parties agree that:
(A)
the B Directors shall not be required to take any steps to approve and implement this Agreement (including the Cancellation or any Preparatory Capital Step), provided their resignations are effected in accordance with Clause 5.7; and

(B)
in light of the negotiation of this Agreement, the B Directors have been and will be (on the grounds of conflict of interest on account of Novartis’s interest in matters under this Agreement) recused from (and shall therefore not be required to take) any steps to review, approve and implement this Agreement (including the Cancellation or any Preparatory Capital Step) and shall resign in accordance with Clause 5.7, provided that, for the avoidance of doubt, the parties acknowledge that the execution of this Agreement by the Company has been duly authorised by a resolution of the Board.
5.7
Novartis and the Novartis Shareholders shall, by no later than the fifth UK Business Day prior to the scheduled Completion Date (provided that the Unconditional Date has occurred prior to such date and otherwise by no later than the end of the Unconditional Date):

(A)
procure that each of the B Directors resigns from the Board and relinquishes any rights which they may have had under any contract of employment with any member of the Company’s Group or under any statutory provision (including any right to damages or compensation for breach of contract, loss of office, redundancy or unfair dismissal or on any other account whatsoever) other than in respect of accrued remuneration and expenses (if any) and to confirm that no agreement or arrangement (other than the provisions of the indemnity in Clause 10.4(A), any insurance policy in respect of directors’ and officers’ liability for the benefit of such director and any deed of indemnity in place for the benefit of such director) is outstanding under which any member of the Company’s Group has or could have any obligation to any of them (though such resignation shall be without prejudice to the provisions of the indemnity in Clause 10.4(A), any insurance policy in respect of directors’ and officers’ liability for the benefit of such director and any deed of indemnity in place for the benefit of such director); and

(B)	procure that each of the B Directors shall deliver to the Company a Resignation and Release Letter in the form set out in Schedule 2 to this Agreement.
5.8
Promptly following Novartis and the Novartis Shareholders having complied with their obligations pursuant to Clause 5.7, the Company shall take all steps reasonably required to remove the B Directors as directors of the Company and shall update the books and records of the Company accordingly.

5.9
Following the resignations referred to in Clause 5.7, Novartis and the Novartis Shareholders shall not exercise any right under the Shareholders’ Agreement or otherwise to nominate or have appointed any person as a B Director, provided that, if the Cancellation does not become effective by or on the date that is one UK Business Day after (but excluding) the Completion Date under Clause 7, the First Novartis Shareholder shall be entitled to re-nominate four individuals as B Directors in accordance with Clause 6.2 of the Shareholders’ Agreement and the Company shall give effect to any such nomination (by appointing such nominees as B Directors).

5.10	Novartis shall indemnify GSK (on its own behalf and on behalf of any member of its Group) and the Company (on its own behalf and on behalf of any member of its Group) on an after-Tax basis against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of any B Director ceasing to hold office under Clause 5.7.
5.11	GSK shall and/or shall procure that its relevant professional advisers shall:
(A)	within 20 UK Business Days following the date of this Agreement:
(i)
provide Novartis with a draft steps plan or other similar document in relation to the Cancellation (or any matter within Clauses 6.1(A) or 6.1(B)) that seeks to achieve the earliest possible confirmation from the Registrar on the Completion Date that the Cancellation has become effective in accordance with Applicable Law;

(ii)	give Novartis and its advisers a reasonable opportunity to review such draft; and
(iii)
give reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers in relation to the same within the timeframe specified by GSK and/or its professional advisers (acting reasonably when specifying such timeframe); and

(B)
no later than 5 UK Business Days prior to GSK and/or the Company circulating final versions of any documents required in connection with the Cancellation (or any matter within Clauses 6.1(A) or 6.1(B)) to the relevant parties for their execution of such documents:

(i)	give Novartis and its advisers a reasonable opportunity to review drafts of such documents; and
(ii)
give reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers in relation to the same within the timeframe specified by GSK and/or its professional advisers (acting reasonably when specifying such timeframe).

5.12
Novartis hereby undertakes to GSK and the Company that, as required by Listing Rule 11.1.7R(4), Novartis shall not, and shall take all reasonable steps to ensure that its associates (as such term is defined in the Listing Rules) shall not, vote on the GSK Shareholder Resolution, in each case to the extent that Novartis or any such associate either holds or acquires any shares in GSK or other securities of GSK conveying upon it a right to vote at the GSK Shareholder Meeting.

6.	APPROVALS AND CONSENTS
6.1
To the extent that the Put Option Transaction or the execution or performance of this Agreement (or any step or part thereof or any action reasonably required or reasonably undertaken in connection therewith), including (without limitation):

(A)
any financing of the Company by GSK, any member of its Group or any Third Party in connection with the Put Option Transaction (whether such financing takes the form of debt or equity financing and including the issue of shares by the Company in relation to any equity financing); or

(B)	any Preparatory Capital Step,
constitutes a Reserved Matter requiring the prior written approval of Novartis under the Shareholders’ Agreement, Novartis hereby grants its prior written approval to the Put Option Transaction and the execution or performance of this Agreement (and any step or part of it or any action reasonably required or reasonably undertaken in connection therewith) for the purposes of the Shareholders’ Agreement generally (including, without limitation, Clause 4.1 of the Shareholders’ Agreement) and agrees that each of the Company and the A Directors (the B Directors having been recused from such matters as described in Clause 5.6(B)) are authorised to take such steps as, in GSK’s or the Company’s reasonable opinion, are necessary in connection with or to give effect to the Put Option Transaction or this Agreement, provided that it is agreed that:
(i)
no reduction of share capital or any reducible reserve or account shall take place without the consent of Novartis prior to the date on which the B Directors resign from the Board pursuant to Clause 5.7;

(ii)	any reduction of share capital or any reducible reserve or account shall ensure that sufficient distributable reserves remain to allow payment of the Excess Cash True-up Amount; and
(iii)	no transaction referred to in this Clause 6.1 shall take place prior to the Unconditional Date.
6.2	The parties hereby acknowledge and agree that:
(A)
any proceedings of the Board undertaken in connection with approving and authorising the Company’s entry into this Agreement constituted valid proceedings of the Board notwithstanding that no B Directors participated in, or voted on any resolutions proposed in the course of, such proceedings;

(B)	the quorum and notice provisions of Clause 8 of the Shareholders’ Agreement and any contrary provisions of the Company’s articles of association are disapplied in relation to such proceedings; and
(C)
the execution and delivery of, and the performance by the Company of its obligations under, this Agreement does not constitute a breach of any provision of the Shareholders’ Agreement or the Company’s articles of association.

6.3	GSK and the GSK Shareholder each hereby irrevocably and unconditionally:
(A)
acknowledges and confirms that it has and will have no claim or right of action of any kind (whether contractual, statutory or otherwise and whether or not known on the date of this Agreement) outstanding against the B Directors in respect of the holding or termination of each of their offices and in respect of the Cancellation or any Preparatory Capital Step; and
(B)	to the extent that any such claim exists or may exist, waives such claim and releases and forever discharges each B Director from any liability in respect thereof.
6.4
Without prejudice to the rights of any person under Clause 17 of the Shareholders’ Agreement, Novartis and the Novartis Shareholders hereby consent to the transfer by the GSK Shareholder or any other holder of A Shares from time to time (a “GSK Transferor”) of some of the A Shares to any other body or bodies corporate in the same Wholly-Owned Group (a “GSK Transferee”), provided that such GSK Transferee shall first have entered into (i) a Deed of Adherence in respect of the Shareholders’ Agreement in the form set out in Schedule 2 of the Shareholders’ Agreement and (ii) a Deed of Adherence in respect of this Agreement in the form set out in Schedule 1 of this Agreement.

6.5
The GSK Transferor and the GSK Transferee of any A Shares transferred pursuant to Clause 6.4 shall each at their own expense provide to the Novartis Shareholders any information and evidence reasonably requested in writing by the Novartis Shareholders for the purpose of determining whether the transfer to the GSK Transferee complies with the terms of Clause 6.4.

6.6
Without prejudice to Clause 6.4, any GSK Transferor that transfers some (but not all) of its A Shares pursuant to Clause 6.4 shall procure that the GSK Transferee complies with the provisions of this Agreement.

7.	TIMING OF COMPLETION
Completion shall occur on the later of:
(A)
the first Completion Business Day of the calendar month following the calendar month in which satisfaction of the Conditions take place (the date on which such Conditions are satisfied being the “Unconditional Date”); or

(B)	the first Completion Business Day that is at least the fourth UK Business Day after (and excluding) the Unconditional Date,
(the “Completion Date”), provided that in determining the date on which satisfaction of the Conditions takes place, that date shall be the date on which the GSK Shareholder Approval is satisfied or waived unless the Negative Condition is not satisfied or waived as at that date, in which case it shall then be the first following Completion Business Date on which the Negative Condition is satisfied or waived.
8.	CANCELLATION AND PAYMENT OF CONSIDERATION AMOUNT
8.1	At Completion:

(A)	subject to Novartis and the Novartis Shareholders having complied with their obligations under Clauses 5.5 and 5.7, the Company shall, and GSK shall procure that the Company shall:
(i)
procure that each director of the Company (as at the Completion Date) executes (if not previously executed and in any event prior to the circulation for execution of the Cancellation Written Resolution) the Cancellation Solvency Statement and, once duly executed, the Company shall send or submit it to each Shareholder together with the proposed Cancellation Written Resolution;

(ii)	execute the Cancellation Written Resolution (on behalf of the Board);
(iii)	execute the Cancellation Statement of Capital;
(iv)	procure that each director of the Company (as at the Completion Date) executes the Cancellation Statement of Compliance immediately following the passing of the Cancellation Written Resolution;
(v)
at opening of the Registrar’s business hours on the Completion Date, use its best endeavours to file the Cancellation Solvency Statement (having been executed by each director of the Company), the Cancellation Written Resolution (having been executed by the Company (on behalf of the Board), the GSK Shareholder(s) and the Novartis Shareholders), the Cancellation Statement of Capital (having been executed by the Company) and the Cancellation Statement of Compliance (having been executed by each director of the Company) with the Registrar in order that the Cancellation be effected as soon as possible on the Completion Date (or as soon as reasonably practicable thereafter);

(vi)
at opening of the Registrar’s business hours on the Completion Date, use its best endeavours to pay to the Registrar the fee required in order that the Cancellation be effected as soon as possible on the Completion Date (or as soon as reasonably practicable thereafter); and

(vii)
use its best endeavours to, on the same day as Completion, take all other steps as are reasonably required in order to effect the Cancellation on the Completion Date (or as soon as reasonably practicable thereafter) and record the same in the books and records of the Company;

(B)	the GSK Shareholder(s) shall, and GSK shall procure that the GSK Shareholder(s) shall:
(i)	execute the Cancellation Written Resolution indicating its agreement to the Cancellation Written Resolution; and
(ii)	take all other steps as are reasonably required to effect the Cancellation as soon as reasonably practicable; and

(C)	the Novartis Shareholders shall, and Novartis shall procure that each of the Novartis Shareholders shall:
(i)	execute the Cancellation Written Resolution indicating its agreement to the Cancellation Written Resolution; and
(ii)	take all other steps as are reasonably required to effect the Cancellation as soon as reasonably practicable.
8.2	In consideration for the Cancellation the Company shall be obliged to pay to the Novartis Shareholders the Consideration Amount in accordance with Clauses 8.3 and 8.4.
83
Subject to Clause 8.4, promptly following the Cancellation having taken effect in accordance with Applicable Law, the Company shall, and GSK shall procure that the Company shall, pay in accordance with Clause 15:

(A)	to the First Novartis Shareholder USD12,056,164,384; and
(B)	to the Second Novartis Shareholder USD943,835,616,
in each case on the same Completion Business Day as the Cancellation takes effect in accordance with Applicable Law (or, if the Cancellation takes effect on a day that is not a Completion Business Day, on the next following Completion Business Day).
8.4	In the event that:
(A)	an amount equal to the GSK Break Fee has become payable by Novartis to GSK pursuant to Clause 13.4 (the “GSK Break Fee Refund”); and
(B)	Novartis has not paid such amount to GSK in accordance with Clause 13.4 by or on the date on which the Consideration Amount becomes payable by the Company pursuant to Clause 8.3, then:
(i)
the amount payable by the Company to the Novartis Shareholders on the date specified pursuant to Clause 8.3 shall be reduced by an amount equal to the GSK Break Fee Refund (such reduction to be applied to the amounts payable pursuant to Clauses 8.3(A) and 8.3(B) pro rata according to the ratio of such amounts); and

(ii)
in the event that Novartis pays the GSK Break Fee Refund to GSK, the Company shall pay an amount equal to the GSK Break Fee Refund to the Novartis Shareholders (pro rata according to the ratio of the amounts set out in Clauses 8.3(A) and 8.3(B)) promptly, and in any event on the first Completion Business Day, after Novartis pays the GSK Break Fee Refund to GSK in accordance with Clause 13.4.

8.5	Upon the Cancellation becoming effective in accordance with Applicable Law, the Shareholders’ Agreement shall terminate in accordance with Clause 12.
8.6
In the event that the Consideration Amount is not paid by or on the first Completion Business Day after the Completion Date, interest shall be payable on the Consideration Amount from (and including) the next day to (but excluding) the date of actual payment (as well after as before judgment) at the Interest Rate.  No interest shall be payable under this Clause 8.6 in respect of any day where interest is also levied under Clause 15.3.

8.7
Subject to the Novartis Shareholders’ rights under Clause 5.9, each Novartis Shareholder undertakes not to exercise, without the prior written consent of the GSK Shareholder, any of the rights, powers and privileges attaching to its B Shares or otherwise capable of being exercised by the registered holder of its B Shares from the time at which the Cancellation Written Resolution has been passed until the Cancellation has become effective in accordance with Applicable Law.

9.	TRUE-UP FOLLOWING COMPLETION
9.1
As soon as reasonably practicable and, in any event, within 45 UK Business Days following Completion, the Company shall, and GSK shall procure that the Company shall, (acting in good faith) prepare (in accordance with the Accounting Policies) and provide to the parties to this Agreement an audited interim consolidated balance sheet for the Company as at (and including) the last day of the calendar month immediately prior to the Completion Date with the notes thereto showing the amount of Readily Available Cash (the “Completion Balance Sheet”).

9.2	For the avoidance of doubt, the Completion Balance Sheet shall be prepared on a basis that disregards:
(A)
matters occurring in any period from and including the Completion Date (including, without limitation, the Cancellation, payment of the Consideration Amount, the Excess Cash True-up Amount or the Cash Shortfall True-up Amount (as applicable)); and

(B)
any changes affecting the balance sheet of the Company arising as a result of or in connection with the Cancellation (including steps preparatory thereto) or the Put Option Transaction, and including, without limitation:

(i)
any such changes relating to the receipt of any financing by the Company in connection with the Put Option Transaction, including the issuance of shares by any member of the Company’s Group to any member of the GSK Group or any Borrowings by any member of the Company’s Group; and

(ii)	any Preparatory Capital Step that is undertaken.
9.3	If, following the provision of the Completion Balance Sheet in accordance with Clause 9.1, the aggregate amount shown in the Completion Balance Sheet in respect of Readily Available Cash is:

(A)
greater than the Base Cash Amount, then the Company shall pay to the Novartis Shareholders (pro rata according to their respective Percentage Interests immediately prior to Completion) an amount in GBP equal to the lesser of (i) such difference or (ii) the amount of distributable reserves as stated in the Completion Balance Sheet, in either case multiplied by the Novartis Percentage (the “Excess Cash True-up Amount”); or

(B)
less than the Base Cash Amount, then the Novartis Shareholders shall pay to the Company an amount in GBP equal to such difference multiplied by the Novartis Percentage (the “Cash Shortfall True-up Amount”).

in either case, on the first Completion Business Day that is at least ten UK Business Days after (but excluding) the date on which the Completion Balance Sheet is provided in accordance with Clause 9.1.
9.4
For the avoidance of doubt, any payment made or liability incurred pursuant to Clause 9.3 by either the Novartis Shareholders or the Company shall be treated as an adjustment to the consideration for the Cancellation to the extent of the payment or liability.

10.	WARRANTIES AND INDEMNITIES
10.1
Each party warrants to the other parties that each of the following statements is accurate in respect of itself in all respects and not misleading at the date of this Agreement and will be accurate in all respects and not misleading at the date on which Completion occurs as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date:

(A)	it has the requisite power and authority to enter into and perform this Agreement;
(B)	its obligations under this Agreement constitute valid and binding obligations of such party in accordance with the terms of this Agreement;
(C)	the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:
(i)	result in a breach of any provision of the memorandum or articles of association (or equivalent constitutional documents in the jurisdiction of incorporation of the relevant party) of such party;
(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, where such breach is material to its ability to perform its obligations hereunder;
(iii)
subject to the satisfaction of the Conditions, result in a breach of any statute, law, rule, regulation, order, judgment or decree of any court or governmental agency by which it is bound, where such breach is material to its ability to perform its obligations hereunder; or

(iv)	subject to the satisfaction of the Conditions, require the consent of its shareholders.
10.2
Novartis and the Novartis Shareholders warrant to GSK and the Company that each of the following statements is accurate in all respects and not misleading at the date of this Agreement and will be accurate in all respects and not misleading at the date on which Completion occurs as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date:

(A)	the Novartis Shareholders are the sole legal and beneficial owners of the B Shares; and
(B)
other than pursuant to the Shareholders’ Agreement and the Company’s articles of association, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the B Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

10.3	GSK warrants to Novartis and the Novartis Shareholders that:
(A)	its sponsor (as defined in the Listing Rules) has undertaken the assessment required to be undertaken pursuant to Listing Rule 8.2.3 with respect to the Put Option Transaction and this Agreement; and
(B)
its sponsor has determined (together with GSK) that any payments required to be made by GSK pursuant to Clause 13 constitute a smaller related party transaction pursuant to Listing Rule 11.1.10 and has provided written confirmation that the terms of such Clause are fair and reasonable as far as the GSK Shareholders are concerned.

10.4	GSK shall indemnify on demand on an after-Tax basis:
(A)
subject to Novartis and the Novartis Shareholders having complied with their obligations under Clauses 5.5, 5.7 and 5.9 (such compliance to be confirmed by GSK in writing to Novartis promptly on completion of such compliance and to be determined by reference to the steps plan provided to Novartis under Clause 5.11(A)), each of the B Directors in respect of any claims, loss or liability suffered or incurred by such B Director arising as a result of the Cancellation or any Preparatory Capital Step; and

(B)	Novartis and the Novartis Shareholders in respect of any claims, loss or liability suffered or incurred by Novartis or the Novartis Shareholders (as applicable) arising as a result of:
(i)	any failure to carry out the Cancellation or any Preparatory Capital Step in accordance with Applicable Law;

(ii)
subject to Clause 28, any steps taken by Novartis and the Novartis Shareholders pursuant to Clause 5.5 (but excluding any exercise of voting rights by the Novartis Shareholders pursuant to Clause 5.5); or

(iii)	any failure by the Company to make the payments required pursuant to Clauses 8.3, 8.4 and 9.3.
11.	GUARANTEE
11.1	In consideration of the other parties entering into this Agreement:
(A)
GSK guarantees to Novartis and the Novartis Shareholders the due and punctual performance of all obligations of the GSK Shareholder and any Group Transferee of the GSK Shareholder and the Company (each a “Guaranteed Party” of GSK) under this Agreement.  This guarantee is unconditional and irrevocable; and

(B)
Novartis guarantees to GSK, the GSK Shareholder and the Company the due and punctual performance of all obligations of the Novartis Shareholders and any Group Transferee of the Novartis Shareholders (each a “Guaranteed Party” of Novartis) under this Agreement.  This guarantee is unconditional and irrevocable, with each of GSK and Novartis being, a “Guarantor”.
11.2	The guarantees set out in Clause 11.1:
(A)	are continuing guarantees. No payment or other settlement will discharge a Guarantor’s obligations until the obligations of all of its Guaranteed Parties have been discharged in full;
(B)	are in addition to, and independent of, any other guarantee or security;
(C)	may be enforced before any steps are taken against the relevant Guaranteed Party or under any other guarantee or security;
(D)	will only be discharged by the discharge in full of the obligations of the relevant Guarantor’s Guaranteed Parties; and
(E)	will not be discharged by any other action, omission or fact.
11.3	A Guarantor’s obligations shall, therefore, not be affected by:
(A)	the obligations of any of its Guaranteed Parties being or becoming void, invalid, illegal or unenforceable;
(B)	any change, waiver or release of the obligations of any of its Guaranteed Parties;
(C)	any concession or time being given to any of its Guaranteed Parties;
(D)	the winding-up or re-organisation of any of its Guaranteed Parties;

(E)	any change in the condition, nature or status of any of its Guaranteed Parties;
(F)	any of the above events occurring in relation to another guarantor or provider of security in relation to the obligations of any of its Guaranteed Parties;
(G)	any failure to take, retain or enforce any other guarantee or security;
(H)	any circumstances affecting or preventing recovery of amounts expressed to be due by any of its Guaranteed Parties; or
(I)	any other matter which might discharge that Guarantor.
11.4	Any receipt from any person other than that Guarantor shall reduce the outstanding balance only to the extent of the amount received.
11.5
Any settlement with, or discharge of, a Guarantor shall be subject to the condition that the settlement or discharge shall be set aside if any prior payment, or any other guarantee or security, in reliance on which that settlement or discharge was made in whole or in part, is set aside, invalidated or reduced.  In this event each Guarantor agrees to reimburse each other party for the value of the payment, guarantee or security which is set aside, invalidated or reduced.

11.6
In the event that a Guaranteed Party fails to perform or breaches any of its obligations under this Agreement, the Guarantor of that Guaranteed Party agrees to indemnify each of the other parties on an after-Tax basis for the losses and reasonable expenses (including loss of profit) that party suffers or incurs, or will suffer or incur, as a result. The Guarantor of that Guaranteed Party also agrees to indemnify each other party on an after-Tax basis for all losses and expenses (including loss of profit) arising from any obligation of any of its Guaranteed Parties being or becoming void, invalid, illegal or unenforceable.

11.7
In addition to each Guarantor’s obligations as guarantor, each Guarantor agrees that any obligation of any of its Guaranteed Parties under this Agreement which may not be enforceable against that Guarantor as guarantor shall be enforceable against that Guarantor as though that Guarantor were the principal obligor in respect of the obligation.

11.8	The parties agree that:
(A)	no Guarantor shall have the benefit of any security in respect of this guarantee;
(B)	no Guarantor shall:
(i)	take the benefit of any right against any of its Guaranteed Parties or any other person in respect of amounts paid under this guarantee; or
(ii)	claim or exercise against any of its Guaranteed Parties any right to any payment;
(C)	any other party may request a Guarantor to submit a proof for amounts due to it by any of its Guaranteed Parties or any other guarantor. Each Guarantor agrees to submit a proof promptly in accordance with this request. All amounts received in respect of this proof shall be held by the Guarantor on trust for the other parties;
(D)
notwithstanding any of the other provisions of this Agreement, the liability of a Guarantor under this Clause 11 shall in no circumstances exceed the liability of the Guaranteed Party whose obligations are guaranteed by that Guarantor; and

(E)	the obligations in this Clause 11 shall cease to have effect in respect of a Guarantor when the obligations of all of its Guaranteed Parties under this Agreement have been discharged in full.
12.	OBLIGATIONS FOLLOWING COMPLETION
12.1
The Shareholders’ Agreement shall terminate in accordance with its terms (including, for the avoidance of doubt, as provided in Clause 30 of the Shareholders’ Agreement) upon the Cancellation becoming effective in accordance with Applicable Law, provided that:

(A)	the provisions of Clause 25.3 of the Shareholders’ Agreement shall continue to apply in the case of Novartis to any claims made under any GSK D&O Policy;
(B)
as provided in the Shareholders’ Agreement, Clause 28 of the Shareholders’ Agreement shall continue without limit in time save that GSK and members of its Group shall cease to be subject to any restrictions in respect of the category of information specified in Clause 28.1(D) of the Shareholders’ Agreement;

(C)	the provisions of Clause 29 of the Shareholders’ Agreement shall terminate and cease to have effect and Clause 29.3 of the Shareholders’ Agreement shall be disapplied; and
(D)
following Completion the Company shall provide such information relating to the Company and its Group during Novartis’s and its Group’s period of investment in the Company as Novartis may reasonably require from time to time in connection with the following:

(i)	the preparation and filing of Novartis’s accounts (and/or the accounts of any other member of Novartis’s Group);
(ii)
the preparation and filing of the Tax returns or other Tax filings or correspondence with a Tax Authority of Novartis (and/or any other member of Novartis’s Group including the Novartis Shareholders) in relation to any jurisdiction in which such returns or filings are required to be made; and/or

(iii)
the compliance by Novartis or any other member of Novartis’s Group with any reporting obligation if and to the extent required by Applicable Law and/or any securities exchange or regulatory or governmental body to which Novartis or any other member of Novartis’s Group is subject, wherever situated, and for the avoidance of doubt, such information may include any raw data which is used to generate financial information in respect of the Company’s Group (or any individual member of the Company’s Group) including, for the avoidance of doubt, the information referred to in this Clause 12.1.  Novartis shall not be entitled to require the Company or any member of its Group to restate any such financial or other information for any purpose (including the preparation of any such accounts or Tax returns or other Tax filings or correspondence with a Tax Authority).

12.2
The Company shall ensure (and GSK shall procure that the Company ensures) that any indemnity and/or immunity provisions contained in the memorandum and articles of association of the Company and/or deed of indemnity in place for the benefit of such of any (current or former) B Director are not amended, repealed or modified in any manner that would affect adversely the rights of any (current or former) B Director.

12.3
For six years from Completion, the Company shall maintain (and GSK shall procure that the Company maintains) in force such “run-off” directors’ and officers’ liability insurance policies as will enable each (current or former) B Director to make claims arising out of any matter, cause or event occurring on or before Completion under those policies on terms and conditions that are in all material respects equivalent to the directors’ and officers’ liability insurance policies that the Company maintains for the benefit of its directors from time to time.

13.	BREAK FEE
13.1	Subject to Clause 13.8, GSK shall pay to Novartis by way of compensation the GSK Break Fee if, in relation to the GSK Shareholder Approval Condition, any of the following occur:
(A)
subject to Clause 4.13, the GSK Directors adversely change, withdraw or qualify the GSK Recommendation (or, prior to publication of the GSK Shareholder Circular, their intention to provide such recommendation); or

(B)	a vote has been held on the GSK Shareholder Resolution by or on 31 August 2018 and the GSK Shareholder Resolution is not passed by the GSK Members at the GSK Shareholder Meeting; or
(C)	no vote is held on the GSK Shareholder Resolution by or on 31 August 2018.
13.2
If the GSK Break Fee becomes payable pursuant to Clause 13.1, GSK shall pay, or procure the payment of, the GSK Break Fee to Novartis in accordance with Clause 15 on the first Completion Business Day that is at least five UK Business Days after (but excluding) the later of (i) the date on which the GSK Break Fee becomes payable pursuant to Clause 13.1 and (ii) the date on which Novartis notifies to GSK the bank account into which the GSK Break Fee is to be paid pursuant to this Clause 13.2.

13.3	Notwithstanding any other provision of this Agreement:
(A)	the GSK Break Fee, if paid, shall be the sole and exclusive remedy of Novartis and its Group against GSK, the Company or any member of the GSK Group for any damages, losses or liabilities of any nature incurred or suffered by Novartis or any member of its Group as a result of or otherwise in connection with the matters described in Clause 13.1; and
(B)
provided that the GSK Break Fee has been paid in accordance with Clause 13.2, neither Novartis nor any member of its Group shall have any other rights or remedies of any kind whatsoever in connection with the matters described in Clause 13.1.

13.4
If the GSK Break Fee is paid pursuant to Clauses 13.1(A) and 13.2 and the GSK Shareholder Resolution is then approved by GSK Members at a general meeting of the GSK Members (or any adjournment thereof) held within eight weeks after the relevant change, withdrawal or qualification of the GSK Recommendation (or intention to provide such recommendation), Novartis shall repay to GSK an amount equal to the GSK Break Fee in accordance with Clause 15 on the first Completion Business Day that is at least five UK Business Days after (but excluding) the later of (i) the date on which such amount becomes payable pursuant to this Clause 13.4 and (ii) the date on which GSK notifies to Novartis the bank account into which such amount is to be paid pursuant to this Clause 13.4.  Clauses 13.5 to 13.7 (inclusive) shall apply to any repayment by Novartis under this Clause 13.4, mutatis mutandis.

13.5
Subject to Clause 13.7, if any deduction or withholding is required by Applicable Law to be made from any payment required to be made pursuant to Clause 13.2 then the member of GSK’s Group making such payment (the “payor”) shall pay (and, if such payor is not GSK, GSK shall procure that such payor shall pay) to Novartis (the “payee”) such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if the payee shall have assigned or novated the benefit in whole or in part of this Agreement or shall, after the date of this Agreement, have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the payer under this Clause 13.5 shall be limited to that (if any) which it would have been had no such assignment, novation or change taken place.

13.6
If the payor makes an increased payment pursuant to Clause 13.5 and the payee, in respect of the Tax that gave rise to such increased payment, receives and utilises a loss, relief, allowance or credit in respect of any Tax or any deduction in computing its income, profits or gains for the purposes of any Tax, the payee shall reimburse the payor such amount as shall leave the payee in the same position as the payee would have been in had no such deduction or withholding been required to be made.

13.7
The parties consider, and shall use reasonable best efforts to secure, that the GSK Break Fee is not and will not be treated for VAT purposes as consideration for a taxable supply. The amount of the GSK Break Fee is inclusive of any amounts in respect of VAT provided that:

(A)
if the payor of the GSK Break Fee (or the representative member of the VAT group of which the payor is a member) is liable to account for VAT under a reverse charge mechanism, to the extent that the payor (or such representative member)

is not entitled to recover (in whole or in part) such VAT from the relevant Tax Authority. The amount of the GSK Break Fee (inclusive of amounts in respect of VAT) shall be reduced to such amount so that the aggregate amount of the GSK Break Fee and such irrecoverable VAT equals the amount of the GSK Break Fee had such GSK Break Fee not been treated as consideration for a taxable supply; and

(B)
if the payee of the GSK Break Fee (or the representative member of the VAT group of which the payee is a member) is liable to account for VAT, the payee shall issue a valid VAT invoice to the payor and, if such VAT is recoverable (in whole or in part) by the payor (or the representative member of the VAT group of which the payor is a member) the amount of the GSK Break Fee (inclusive of amounts in respect of VAT) shall be increased to such amount as, when the amount of any recoverable VAT is deducted from the increased amount, produces an amount equal to the amount of the GSK Break Fee had such GSK Break Fee not been treated as consideration for a taxable supply.

13.8	For the avoidance of doubt:
(A)	GSK acknowledges that the provisions of this Clause 13 and any payment of the GSK Break Fee shall not in any respect be conditional on the GSK Members having approved the GSK Shareholder Resolution;
(B)	in no event or circumstance shall GSK be required to pay the GSK Break Fee to Novartis pursuant to Clause 13.1 more than once; and
(C)	accordingly, subject only to Clauses 13.5 to 13.7 (inclusive), the amount payable by GSK pursuant to Clause 13.1 shall in no event exceed an amount equal to the GSK Break Fee.
14.	TERMINATION
14.1	This Agreement shall terminate:
(A)	if agreed in writing between the parties;
(B)	automatically in the event that:
(i)	the GSK Break Fee is paid pursuant to Clauses 13.1(B) or 13.1(C);
(ii)
the GSK Break Fee is paid pursuant to Clause 13.1(A) and the time period set out in Clause 13.4 has expired without the relevant amount becoming payable by Novartis to GSK in accordance with Clause 13.4; or

(iii)	the Conditions have not been satisfied or, where applicable, waived by 31 December 2018.
14.2	The following clauses of this Agreement shall survive termination in accordance with Clause 14.1 without limit in time:

(A)	in all cases Clauses 1 and 17 to 37 (inclusive) (and Clause 11 would continue to apply in respect of such Clauses); and
(B)	Clauses 13.1, 13.5, 13.6, 13.7 and 13.8 if this Agreement terminates pursuant to Clause 14.1(B).
14.3
Novartis may terminate this Agreement if either of GSK or the Company has breached or failed to perform in any material respect any of its obligations pursuant to Clause 8 within 15 UK Business Days after (but excluding) the Completion Date, provided that the foregoing shall not serve to prohibit Novartis from claiming damages arising in connection with such breach or non-performance or seeking to exercise any other right, power or remedy under this Agreement or otherwise as provided by Applicable Law.

14.4	GSK may terminate this Agreement if Novartis has breached or failed to perform in any material respect:
(A)	any of its obligations under Clauses 5.5 or 5.7 by the required time; or
(B)	any of its obligations pursuant to Clause 8 within 15 UK Business Days after (but excluding) the Completion Date, provided that the foregoing shall not serve to prohibit GSK or the Company from claiming damages arising in connection with such breach or non-performance or seeking to exercise any other right, power or remedy under this Agreement or otherwise as provided by Applicable Law.
14.5	Any termination of this Agreement in accordance with this Clause 14 shall be without prejudice to:
(A)	any accrued rights, obligations and liabilities of any party under this Agreement prior to such termination; and
(B)
the continuation in full force and effect of the Shareholders’ Agreement (including Clause 20 thereof), provided that, for the avoidance of doubt, no actions taken by any party under or in accordance with this Agreement shall constitute a breach of the Shareholders’ Agreement following termination of this Agreement.

15.	PAYMENTS
15.1
Any payment to be made pursuant to this Agreement shall be made in immediately available funds to the bank account(s) notified by the relevant payee to the relevant payer. All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set offs or counterclaims whatsoever save only as may be required by law.

15.2
Payments of a sum under this Clause 15 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those won whose behalf the payment is received.

15.3
If any party defaults on the payment when due of any sum payable under this Agreement, the liability of that party shall be increased to include interest on such sum from (and including) the date on which such payment is due to (but excluding) the date of actual payment (as well after as before judgment) at the Default Rate.

16.	TAXATION
16.1
Without prejudice to the obligations of Novartis pursuant to Clause 13.4, the obligations of the relevant member of GSK’s Group (and of GSK, in relation to such obligations) pursuant to Clauses 13.5 to 13.7 (inclusive) and the remainder of this Clause 16, each party shall be responsible for its own liabilities to Tax incurred or otherwise arising as a result of or in connection with entering into or performing its obligations under this Agreement and the transactions contemplated by it and shall bear its own costs incurred in connection with the satisfaction of such liabilities.

16.2
If the party to whom a payment in respect of the Consideration Amount or the Excess Cash True-up Amount or the Cash Shortfall True-up Amount (as applicable) is being made (the “payee”) is or becomes aware of any facts making it reasonably likely that the relevant payer will be required to deduct or withhold any amount in respect of the Consideration Amount or the Excess Cash True-up Amount or the Cash Shortfall True-up Amount (as applicable) (each, a “Relevant Tax Deduction”), then that payee shall, as soon as reasonably practicable, give notice to the party making the payment (the “payer”) (including details of the relevant facts and, so far as possible, details of the rate and basis of such withholding).

16.3
Subject to the remainder of this Clause 16, if a Relevant Tax Deduction is required by law, the payer shall (except in the case of any interest payable under this Agreement) be obliged to pay to the payee such sum as will after such deduction or withholding has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if the payee shall have assigned or novated the benefit in whole or in part of this Agreement or shall, after the date of this Agreement, have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the payer under this Clause 16.3 shall be limited to that (if any) which it would have been had no such assignment, novation or change taken place.

16.4
The relevant payee and payer shall, and shall procure that the members of their respective groups shall (at the payee’s cost), co-operate with each other in good faith and use all reasonable efforts to reduce or mitigate any Relevant Tax Deduction (or its amount) and/or to enable the payee to obtain any available credit or refund in respect of such Relevant Tax Deduction, including, without limitation, making any available claim under an applicable double taxation treaty.

16.5
Without prejudice to the generality of Clause 16.4, the relevant payee and payer shall co-operate in good faith to establish or agree the amount or basis of calculation of any Relevant Tax Deduction prior to the relevant payment date (and in this regard the payer shall consider reasonably any relevant information or evidence provided or obtained by the payee) including, if requested by the payee and at the payee’s expense, by seeking to obtain a ruling or confirmation from a relevant Tax Authority, or obtaining an opinion from reputable local tax counsel or a firm of accountants of international standing satisfactory to the payer (acting reasonably) and instructed jointly by the payee and the payer.
16.6	The payer shall make any Relevant Tax Deduction in the minimum amount required by Applicable Law, provided that:
(A)
if a double taxation treaty between the jurisdiction under the laws of which the Relevant Tax Deduction is required and the jurisdiction of residence of the relevant payee is in force, the payer shall (and shall procure that any relevant Affiliate shall) make any Relevant Tax Deduction in an amount not exceeding the rate specified in such double taxation treaty (which may be nil), provided that the payee has provided the payer with such evidence as is required under Applicable Law to establish the entitlement of the payee to the benefit of the applicable treaty; and

(B)
if an opinion from reputable local counsel or a firm of accountants of international standing has been obtained at the request of the payee as envisaged by Clause 16.5, the payer shall (and shall procure that any relevant Affiliate shall) make such Relevant Tax Deduction in an amount or on a basis which is consistent with that opinion (which may result in no withholding or deduction), provided that the payee has indemnified the payer and any relevant Affiliate, to the payer’s reasonable satisfaction, against any liabilities arising (including any interest and penalties) should such opinion be wholly or partly incorrect.

16.7	The payer shall promptly provide the payee with evidence reasonably satisfactory to the payee that a Relevant Tax Deduction has been made and an appropriate amount paid to the relevant Tax Authority.
16.8
If any Relevant Tax Deduction is required an additional sum shall be payable in accordance with Clause 16.3 only if and to the extent that such deduction or withholding would not have been required had the payer been resident for Tax purposes only in:

(A)	the United Kingdom, where the payer is the Company;
(B)	Switzerland, where the payer is the First Novartis Shareholder; or
(C)	the United States of America, where the payer is the Second Novartis Shareholder.
17.	ANNOUNCEMENTS
17.1	Subject to Clauses 17.2 and 17.6:
(A)
no announcement (or other publication) concerning the Put Option Transaction or this Agreement shall be made by or on behalf of GSK or any member of its Group without the prior written consent of Novartis; and

(B)
no announcement (or other publication) concerning the Put Option Transaction or this Agreement shall be made by or on behalf of Novartis or any member of its Group without the prior written consent of GSK.

17.2	Notwithstanding Clause 17.1, any party may make an announcement concerning the Put Option Transaction if required by:
(A)	Applicable Law; or
(B)
any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, including (amongst other bodies) the FCA, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the SIX Swiss Exchange, the Swiss Federal Tax Administration, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement has the force of law.

17.3	Any announcement to be made pursuant to Clause 17.2 shall, to the extent reasonably practicable and legally permissible, be made only after notice to, and consultation with:
(A)	in the case of GSK and its Group, Novartis; and
(B)	in the case of Novartis and its Group, GSK.
17.4	Following execution of this Agreement, GSK shall release the GSK Transaction Announcement and Novartis shall release the Novartis Transaction Announcement.
17.5
GSK hereby confirms that any redacted content contained in drafts of the GSK Transaction Announcement provided to Novartis prior to the date of this Agreement does not relate to the Put Option Transaction and this Agreement, and, on that basis, such content does not form part of the GSK Transaction Announcement.

17.6	The restrictions contained in this Clause 17 shall continue to apply without limit in time, unless otherwise agreed between the parties.
18.	CONFIDENTIALITY
18.1
Each party shall, and shall procure that any other member of their respective Groups shall, treat as confidential all information obtained as a result of the negotiations and/or discussions regarding the Put Option Transaction and/or the entering into and/or performance of this Agreement or any agreements or documents hereunder, which relates to:

(A)	the provisions of this Agreement and any agreements or documents hereunder (and information provided under it or any of them);
(B)	the negotiations relating to this Agreement and any agreements or documents hereunder;
(C)	the subject matter of this Agreement and any agreements or documents hereunder;
(D)	any termination of any of this Agreement and any agreements or documents hereunder; or

(E)	any other party or any member of its Group and its or their business, rights and/or assets.
18.2	Notwithstanding the other provisions of this Clause 18, a party may disclose any such confidential information:
(A)	if and to the extent required by Applicable Law (including, for the avoidance of doubt, the Listing Rules) or for the purpose of any judicial or arbitral proceedings to which it is a party;
(B)
if and to the extent required by any securities exchange or regulatory, Taxation or other governmental body to which that party or a member of its Group is subject or submits, wherever situated, including (amongst other bodies) the FCA, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the SIX Swiss Exchange, the Swiss Federal Tax Administration, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement for disclosure of such information has the force of law;

(C)	to a Tax Authority in connection with the disclosing party’s (or a member of its Group’s) Tax affairs;
(D)
to any member of its respective Group and its and any member of its respective Group’s Representatives, in each case, on a “need-to-know” basis and provided they have a duty (contractual or otherwise) to keep such information confidential;

(E)	to the extent the information is in or has come into the public domain through no fault of that party;
(F)	if it was in the possession of a party or any of its advisers (in either case as evidenced by written records) without any obligations of secrecy prior to it being received or held;
(G)	if and to the extent the other party has given prior written consent to the disclosure; or
(H)	in response to any regulatory inquiry or if and to the extent required or in connection with any regulatory consent or clearance process.
18.3
Any confidential information to be disclosed pursuant to Clauses 18.1(A), 18.1(B) or 18.1(C) shall, to the extent reasonably practicable and legally permissible, be disclosed only after notice to and consultation with the other parties.

18.4	The restrictions contained in this Clause 18 shall continue to apply to each party without limit in time, unless otherwise agreed between the parties.
19.	EFFECT OF COMPLETION
Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all warranties, indemnities, covenants and other undertakings and obligations contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.
20.	EFFECT OF DEED OF ADHERENCE
The parties agree to extend the benefit of this Agreement to any person who enters into a Deed of Adherence in respect of this Agreement in the form set out in Schedule 1 of this Agreement, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this Agreement.
21.	SHAREHOLDER UNDERTAKINGS
21.1	Each Shareholder undertakes with the other Shareholders that it will:
(A)	comply with each of the provisions of this Agreement;
(B)
exercise its voting rights and other rights as a member of the Company and under the Shareholders’ Agreement in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the provisions of this Agreement and the rights and obligations of the parties as set out in this Agreement; and

(C)
procure that any Director nominated by it from time to time shall (subject to their fiduciary duties to the Company and, in the case of the B Directors, to the B Directors having been excluded from certain matters pursuant to Clause 5.6) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the provisions of this Agreement and the rights and obligations of the parties as set out in this Agreement.

22.	REMEDIES AND WAIVERS
22.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:
(A)	affect that right, power or remedy; or
(B)	operate as a waiver or variation of it.
22.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

22.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
22.4	Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any party may have, the parties acknowledge and agree that damages alone may not be an adequate remedy for any breach of this Agreement.  Accordingly, the parties may be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.  Furthermore, each party acknowledges and agrees that it will not raise any objection to the application by or on behalf of the other party or any other member of its respective Group for any such remedies.

23.	ASSIGNMENT
No party shall without the prior written consent of the other parties:
(A)	assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them);
(B)
unless otherwise expressly set out in this Agreement, make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement;
(D)	transfer, charge or otherwise deal with any of its rights or obligations under this Agreement; or
(E)	grant, declare, create or dispose of any right or interest in it, in whole or in part, and any purported assignment in contravention of this Clause 23 shall be void.
24.	VARIATION
24.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it.
24.2	If this Agreement is varied:
(A)	the variation shall not constitute a general waiver of any provisions of this Agreement;
(B)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and
(C)	the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

25.	FURTHER ASSURANCE
Each party shall at its own cost, from time to time on request of any of the other parties, now or at any time in the future, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the requesting party which the requesting party may reasonably consider necessary for giving full effect to this Agreement and securing to the requesting party the full benefit of the rights, powers and remedies conferred upon such other party under this Agreement.
26.	ENTIRE AGREEMENT
26.1	The parties agree that:
(A)	this Agreement constitutes the whole and only agreement between the parties relating to the subject matter of this Agreement;
(B)
except in the case of fraud or fraudulent misrepresentation, each party acknowledges that in entering into this Agreement and/or any other agreement or document hereunder it is not relying upon any pre contractual statement which is not set out in such agreements or documents;

(C)
except in the case of fraud or fraudulent misrepresentation, no party shall have a right of action against any other party arising out of, or in connection with, any pre-contractual statement which is not set out in this Agreement; and

(D)
except in the case of fraud or fraudulent misrepresentation and for any liability in respect of a breach of this Agreement, no party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the subject matter of this Agreement.

26.2
For the purposes of this Clause 26, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

26.3	Each party agrees to the terms of this Clause 26 on its own behalf and as agent for each of its Connected Persons.
27.	NOTICES
27.1	A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.
27.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address	E-mail address
GSK For the attention of: Company Secretary	As stated above	As shall be notified
Novartis For the attention of: Head Legal M&A	As stated above	As shall be notified
provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause 27.2.  That change notice shall only be effective on the day falling five clear UK Business Days after the notification has been received or such later date as may be specified in the notice.
27.3	Any notice to be sent in connection with this Agreement:
(A)	to any Novartis Shareholder, shall be sent to Novartis; and
(B)	to the GSK Shareholder(s) or the Company, shall be sent to GSK.
27.4	Any notice given under this Agreement shall be deemed to have been duly given as follows:
(A)	if delivered personally, on delivery;
(B)	if sent by first class inland post, two clear UK Business Days after the date of posting;
(C)	if sent by airmail, six clear UK Business Days after the date of posting; and
(D)	if sent by e-mail, when despatched.
27.5
Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

27.6	No notice given under this Agreement may be withdrawn or revoked except with the agreement of the other parties.
27.7	The provisions of this Clause 27 shall not apply in relation to the Service Documents.

28.	COSTS AND EXPENSES
Without prejudice to Clauses 13 and 16, each party shall bear its own costs and expenses in connection with the Put Option Transaction, including, for the avoidance of doubt and without limitation, the negotiation, entering into and completion of this Agreement.
29.	INVALIDITY
29.1
If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or
(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
29.2	Each of the provisions of this Agreement is severable.
29.3	If and to the extent that any provision of this Agreement:
(A)	is held to be, or becomes, invalid or unenforceable under any Applicable Law; but
(B)	would be valid, binding or enforceable if some part of the provisions were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable.
30.	CONFLICT WITH ARTICLES OF ASSOCIATION
In the event of any ambiguity or discrepancy between the provisions of this Agreement and the articles of association or other constitutional documents of a member of the Company’s Group, the provisions of this Agreement shall prevail as between the parties to the extent of the inconsistency for so long as this Agreement remains in force.  Each of the parties shall (as applicable) exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the articles of association or such other constitutional documents.
31.	COUNTERPARTS
31.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
31.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

32.	THIRD PARTY RIGHTS
32.1
Certain provisions of this Agreement (such provisions being the “Third Party Rights Provisions”) confer a benefit on certain persons named therein who are not a party to this Agreement (each, a “Third Party Beneficiary”) and, subject to the remaining provisions of this Clause 32, are intended to be enforceable by the Third Party Beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

32.2
The parties do not intend that any term of this Agreement, save for the Third Party Rights Provisions, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

32.3
Notwithstanding the provisions of Clause 32.1, this Agreement may be terminated or varied in any way and at any time by the agreement of the parties to this Agreement without the consent of any Third Party Beneficiary.

33.	NO PARTNERSHIP
Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.
34.	GOVERNING LAW
This Agreement is to be governed by, and construed in accordance with, English law.  Any matter, claim or dispute arising out of, or in connection with, this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.
35.	JURISDICTION
35.1
The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of, or in connection with, this Agreement.  Any Proceedings shall be brought in the English courts.

35.2
Each party waives (and agrees not to raise) any objection, on the grounds of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts.  Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

35.3	Each party irrevocably submits and agrees to submit to the exclusive jurisdiction of the English courts.
36.	LANGUAGE
36.1	Each notice or other communication under, or in connection with, this Agreement shall be:
(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.
36.2	The receiving party/agent shall be entitled to assume the accuracy of, and rely upon any English translation of, any document provided pursuant to Clause 36.1(B).
37.	AGENT FOR SERVICE
37.1
Each of Novartis and the Novartis Shareholders irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London, EC2Y 8HQ to be its agent for the receipt of Service Documents.  Each such party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the UK Civil Procedure Rules.

37.2
If the agent at any time ceases for any reason to act as such, the relevant appointing party shall appoint a replacement agent having an address for service in England or Wales and shall notify GSK of the name and address of the replacement agent.  Failing such appointment and notification, GSK shall be entitled by notice to the relevant appointing party to appoint a replacement agent to act on its behalf.  The provisions of this Clause 37 applying to service on an agent apply equally to service on a replacement agent.

37.3
A copy of any Service Document served on an agent shall also be sent by post to the relevant party.  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

SCHEDULE 1
 FORM OF DEED OF ADHERENCE
THIS DEED is made on [●]
by [●], a company incorporated [in] / [under the laws of] [●] under registered number [●], whose [registered] / [principal] office is at [●] (the “New Party”).
WHEREAS:-
(A)
By a transfer dated [●], [●] transferred to the New Party [[●] [A/B] Shares of £1 each in the capital of] GlaxoSmithKline Consumer Healthcare Holdings Limited (the “Company”) (the “Transferring Shares”).

(B)
This Deed is entered into in compliance with the terms of Clause [5.1(B)] / [6.4] of the put option implementation agreement dated [●] between the GSK Shareholder, the Novartis Shareholders, GSK, Novartis and the Company as such agreement shall have been or may be amended, or supplemented or novated from time to time (the “Put Option Implementation Agreement”).

THIS AGREEMENT WITNESSES as follows:-
1.	Words and expressions defined in the Put Option Implementation Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.
2.
The New Party undertakes to adhere to and be bound by the provisions of the Put Option Implementation Agreement, and to perform the obligations imposed by the Put Option Implementation Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Party were a party to the Put Option Implementation Agreement and named therein as a [GSK Shareholder] / [Novartis Shareholder].

3.
The New Party warrants to the other parties to the Put Option Implementation Agreement (and each other person who may from time to time expressly adhere to the Put Option Implementation Agreement) in the terms set out in [Clause 10.1]1 / [Clauses 10.1 and 10.2][2] of the Put Option Implementation Agreement, but so that such warranties shall be deemed to be given on the date on which the New Party becomes the registered holder of the Transferring Shares.

4.	This Deed is made for the benefit of (a) the original parties to the Put Option Implementation Agreement and (b) any other person or persons who after the date of

1 Note: Drafting option to be used in the event of a transfer by the GSK Shareholder of some or all A Shares.
2 Note: Drafting option to be used in the event of a transfer by the Novartis Shareholder of B Shares in accordance with Clause 17 of the Shareholders’ Agreement.

the Put Option Implementation Agreement (and whether or not prior to or after the date of this Deed) adheres to the Put Option Implementation Agreement.
5.	This Deed shall be governed by and construed in accordance with English law.
6.
The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed.  Any Proceedings may therefore be brought in the English courts.  The New Party agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of each of the parties referred to in Paragraph 4 of this Deed.  Nothing contained in this Paragraph 6 shall limit the right of any person having the benefit of this Deed to take Proceedings against the New Party in any other court or in the courts of more than one jurisdiction at the same time.

IN WITNESS of which this Deed has been executed and delivered by the New Party as a deed on the date which first appears above.
[EXECUTION BLOCKS]

SCHEDULE 2
 FORM OF RESIGNATION AND RELEASE LETTER

 [date]
To:      The Directors
 GlaxoSmithKline Consumer Healthcare Holdings Limited (the “Company”)
 980 Great Western Road
 Brentford
 Middlesex TW8 9GS

Dear Sirs
I hereby resign my office as a director of the Company with immediate effect.
I confirm that I have no claims against the Company, or any of its subsidiaries, for breach of contract, compensation for loss of office or on any other account whatsoever. Save for the obligation of the Company to indemnify me pursuant to Clause 10.4(A) of the put option implementation agreement dated [●] between, amongst others, GSK PLC, Novartis AG and the Company (the “Director’s Indemnity”), any insurance policy in respect of directors’ and officers’ liability in place for my benefit and any deed of indemnity in place for my benefit, I confirm that there is no agreement or arrangement outstanding under which the Company or any of its subsidiaries has or could have any obligation to me other than in respect of accrued remuneration or expenses.  To the extent that any such claim exists or may exist (except for any claim pursuant to the Director’s Indemnity) I hereby irrevocably waive such claim and release the Company from any liability it has or might have in respect thereof.
Notwithstanding the foregoing, nothing in this letter shall waive any indemnity to which I might be entitled at law or under the articles of association of the Company, the provisions of the indemnity in Clause 10.4(A) (as described above), any insurance policy in respect of directors’ and officers’ liability in place for my benefit and any deed of indemnity in place for my benefit in respect of any act, matter or thing done, permitted or suffered by me in good faith whilst a director of the Company and in my capacity as such.
Yours faithfully

Signed as a deed by [name of individual] in the presence of:	) )	................................................. (Signature of individual)
Witness’s signature:		.................................................
Name (print):		.................................................
Occupation:		.................................................
Address:		.................................................

LIST OF AGREED FORM DOCUMENTS
The following documents are required to be in the Agreed Form pursuant to this Agreement:
•	the GSK Transaction Announcement
•	the Novartis Transaction Announcement

IN WITNESS whereof, the parties have entered into this Agreement the day and year first before written

SIGNED BY_DAVID REDFERN___ _/s/ David Redfern_____________
duly authorised for and on behalf of Signature
GLAXOSMITHKLINE PLC

SIGNED BY_ DAVID REDFERN___ _/s/ David Redfern____________
duly authorised for and on behalf of Signature
SETFIRST LIMITED

SIGNED BY_ DAVID REDFERN___ _/s/ David Redfern___________
duly authorised for and on behalf of Signature
GLAXOSMITHKLINE CONSUMER
HEALTHCARE HOLDINGS LIMITED

SIGNED BY_KEREN HARUVI_____ _/s/ Keren Haruvi_____________
duly authorised for and on behalf of Signature
NOVARTIS AG

SIGNED BY_MICHAEL STEWART__                                _/s/ Michael Stewart__________
duly authorised for and on behalf of Signature
NOVARTIS AG

SIGNED BY__KEREN HARUVI____ _/s/ Keren Haruvi____________
duly authorised for and on behalf of Signature
NOVARTIS HOLDING AG

SIGNED BY_MICHAEL STEWART__                               _/s/ Michael Stewart__________
duly authorised for and on behalf of Signature
NOVARTIS HOLDING AG

SIGNED BY__KEREN HARUVI____ _/s/ Keren Haruvi____________
duly authorised for and on behalf of Signature
NOVARTIS FINANCE CORPORATION

SIGNED BY_MICHAEL STEWART__                                _/s/ Michael Stewart__________
duly authorised for and on behalf of Signature
NOVARTIS FINANCE CORPORATION